Exhibit 10.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”), dated as of August 25, 2011, is made and entered into by and among Hampshire Group, Limited, a Delaware corporation (“Parent”), RG Merger Sub, S.A., a Honduran sociedad anonima and a wholly owned subsidiary of Parent (“Merger Sub”), Rio Garment S. de R.L., a limited liability company organized under the Laws of the Republic of Honduras (the “Company”), and BGY II, LLC, a Delaware limited liability company in its capacity as the Equityholders’ Representative.

Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, Parent, Merger Sub, the Company, the Equityholders’ Representative and each of the Equityholders set forth on Schedule I to the Agreement entered into an Agreement and Plan of Merger, dated as of June 13, 2011 (as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of August 15, 2011, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement pursuant to Section 13.6 thereof.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Amendment to the Agreement.  Effective as of the date of this Amendment, the Agreement shall be amended as follows:

(a)           The last sentence of Section 3.2(a) thereof shall be amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary contained herein, in no event shall the Estimated Gross Merger Consideration, Initial Adjusted Net Merger Consideration, Final Adjusted Net Merger Consideration or Gross Merger Consideration exceed the Gross Merger Consideration Cap and in no event shall Parent, Merger Sub and/or the Surviving Corporation be obligated to pay an aggregate amount (excluding the Aged Trade Payables Contribution Amount) in excess of the Gross Merger Consideration Cap.”

(b)           Section 3.3(h)(i) thereof shall be amended to delete “which amount, when taken together with the amounts payable under Section 3.3(h)(ii), shall not be in excess of the Estimated Net Indebtedness”.

(c)           Section 3.3(h)(ii) thereof shall be amended to delete “which aggregate amount, when taken together with the amounts payable under Section 3.3(h)(i), shall not be in excess of the Estimated Net Indebtedness”.

(d)           Section 3.4(c)(i)(1) thereof shall be amended to insert after “Section 3.3(g);” “provided that, if the aggregate amount of any and all payments, deposits and holdbacks made by Parent under Section 3.3 at Closing, including, without limitation, the Aged Trade Payables Contribution Amount, the Aggregate Escrow Amount, the Aggregate Holdback Amount, the payment of Closing Indebtedness and Company Expenses, the Closing Payment Cash Consideration and the Closing Payment Stock Consideration (such aggregate amount, the “Total Closing Payment Amount”), when taken together with the Merger Consideration Excess Amount, would exceed an amount equal to $23,000,000 plus the amount of any Working Capital Surplus, Parent shall only be required to make, or cause to be made, a payment under this Section 3.4(c)(i)(1) in an amount equal to (i) $23,000,000 plus the amount of any Working Capital Surplus minus (ii) the Total Closing Payment Amount.”

(e)           Each of Section 3.4(c)(i) and Section 3.4(c)(ii) thereof shall be amended to insert “, subject to Section 3.4(c)(iii)” after “then” in the opening clause thereof.

(f)            Section 3.4(c) thereof shall be amended to replace “Initial Adjustment Escrow Amount” with “Net Initial Adjustment Escrow Amount” in each instance.

(g)           Section 3.4(c) thereof shall be amended to add clause (iii), which shall state: “(iii) Any cash payment of the Merger Consideration Excess Amount or disbursement of all or any portion of the Initial Adjustment Escrow Amount to the Equityholders’ Representative pursuant to Section 3.4(c), as applicable, shall be made concurrently with any disbursement of the EBITDA Adjustment Escrow Amount and/or issuance of the EBITDA Holdback Shares pursuant to Section 3.5(c); provided, however, that nothing contained in this Section 3.4(c)(iii) shall affect or delay the timing of any payment or disbursement to Parent pursuant to Section 3.4(c)(ii).  Notwithstanding anything to the contrary in Section 3.4(c), any amount payable to the Equityholders’ Representative pursuant to Section 3.4(c)(i)(1) in respect of a Merger Consideration Excess Amount shall be withheld by Parent in an amount (the “Withheld Merger Consideration Excess Amount”) up to the Claim Reserve in respect of any Open Claims under Section 11.2(c)(ii) as of such time (the entire amount of such Claim Reserve, the “Retained Initial Adjustment Amount”). For purposes hereof, “Net Initial Adjustment Escrow Amount” means an amount equal to (i) the Initial Adjustment Escrow Amount less (ii) the amount (the “Retained Initial Adjustment Escrow Amount”) by which (y) the Retained Initial Adjustment Amount exceeds (z) the Withheld Merger Consideration Excess Amount. The Retained Initial Adjustment Escrow Amount shall be retained in escrow as security for the payment of Open Claims under Section 11.2(c)(ii), and disbursed as hereinafter provided in this Section 3.4(c)(iii). Any Retained Initial Adjustment Amount shall no longer be required to be withheld (in the case of the Withheld Merger Consideration Excess Amount) or retained in escrow (in the case of any portion of the Retained Initial Adjustment Escrow Amount), as applicable, if and to the extent (I) the Retained Initial Adjustment Amount exceeds the Claim Reserve in respect of any Open Claims under Section 11.2(c)(ii) at any time or (II) consistent with a Final Determination with respect to any such Open Claims, whereupon the Withheld Merger Consideration Excess Amount and/or the Retained Initial Adjustment Escrow Amount shall be permanently reduced (and retained by Parent) and/or paid to the Equityholders’ Representative (in the case of the Withheld Merger Consideration Excess Amount) and/or disbursed to the Equityholders’ Representative and/or Parent (in the case of the Retained Initial Adjustment Escrow Amount).”

(h)           Section 3.4(e) thereof shall be amended to (i) delete “contribute, or cause to be contributed, to the Company” and to replace it with “contribute or loan, or cause to be contributed or loaned, to the Company, Merger Sub or the Surviving Corporation” and (ii) delete “$2,000,000” and replace it with “$1,850,000”.

(i)           Section 3.5(c)(i) thereof shall be amended to (i) delete “Section 3.4(b)” and replace it with “Section 3.5(b)” and (ii) insert “equals or” before “exceeds”, Section 3.5(c)(i)(1) thereof shall be deleted in its entirety and replaced with “[Reserved]” and the definition of “Aggregate Value Excess Amount” shall be deleted.

(j)           Section 3.10 thereof shall be amended to insert before “for no other purpose” “and claims under Section 11.2(c)(ii) existing as of the time any amounts thereunder would be payable to the Equityholders’ Representative as contemplated by Section 3.4(c)(iii)” and to insert after “Section 11.2” in clause (i) thereof “(other than claims under Section 11.2(c)(ii) existing as of the time any amounts thereunder would be payable to the Equityholders’ Representative as contemplated by Section 3.4(c)(iii))”.

(k)           Section 3.11 thereof is hereby deleted in its entirety and replaced with “[Reserved]”.

(l)           Section 7.3 thereof shall be amended to delete “the Company” and replace it with “each of the Equityholders and the Equityholders Representative”.

(m)           Section 11.2(c) thereof shall be amended to insert “(i)” before “any and all” and to insert after “Closing Date,” “or (ii) any or all Honduran withholding (and similar) Taxes in respect of any payments paid or payable by Parent, Merger Sub or the Surviving Corporation (or any Affiliate thereof) under this Agreement”.

(n)           Section 11.6 thereof shall be amended to add the following parenthetical after “zero (0)” “(provided, that, with respect to any claims pursuant to Section 11.2(c)(ii) for which there is a Retained Initial Adjustment Amount, such indemnification payment in respect thereof shall be effected first from such Retained Initial Adjustment Amount and then from such Tax Holdback Shares)”.

(o)           Section 11.7(d) thereof shall be amended to insert after “ending on or prior to the Closing Date” “and that none of Parent, RG Merger Sub and the Surviving Corporation owe any Honduran withholding (or similar) Taxes in respect of any payments paid or payable by Parent, RG Merger Sub or the Surviving Corporation (or any Affiliate thereof) under this Agreement,”

(p)           Exhibit A thereto shall be amended as follows:

(i)           The definition of “Aged Trade Payables Contribution Amount” shall be amended to replace “$2,000,000” with “$1,850,000”.

(ii)           The definition of “Aggregate Value” shall be amended and restated in its entirety to read as follows: “Aggregate Value” means the lower of (x) the product of (i) 2011 Adjusted EBITDA and (ii) three (3) and (y) Projected Value.”

(iii)          The definition of “Cash Equivalents” shall be amended to replace “including” with “other than”.

(iv)          The definition of  “Closing Net Indebtedness” shall be amended to replace “Cash and Cash Equivalents” with “the aggregate amount represented by  certificates of deposit with the Unaffiliated Debtholder”.

(v)           The definition of “Closing Payment Cash Consideration” shall be amended to replace “Closing” in clause (iii) thereof with “Net”.

(vi)          The definition of “Gross Merger Consideration Cap” shall be amended to insert “minus the Aged Trade Payables Contribution Amount plus the amount of any Working Capital Surplus” after “$23,000,000”.

(vii)         The definition of “Initial Adjusted Net Merger Consideration” shall be amended to insert “(i)” after “(y)” and “minus (ii) the amount of the Closing Net Indebtedness minus (iii) the amount of the Company Expenses” after “the Gross Merger Consideration Cap”.

(viii)        The definition of “Net Working Capital” shall be amended to (i) insert “and any prepaid interest” after “O’Quinn Assets” and (ii) delete “less (iii) Cash and Cash Equivalents.”  The following sentence shall be added at the end of such definition: “For the avoidance of doubt, current liabilities shall not include liabilities of the Company or the Surviving Corporation in respect of any loan made by Parent under Section 3.4(e) of the Agreement.”.

(ix)           A definition of “Total Closing Payment Amount” shall be added before the definition for “Transaction Documents” and shall state: ““Total Closing Payment Amount” shall have the meaning set forth in Section 3.4(c)(i)(1).”

(x)            A definition of “Working Capital Surplus” shall be added before the definition of “YIH” and shall state: ““Working Capital Surplus” means the amount (if any) by which Closing Working Capital exceeds Target Working Capital”.

(q)           Schedule 3.4(e) to the Agreement is hereby amended, restated and replaced in its entirety with Schedule 3.4(e) attached hereto.

2.           Closing Date.  This Amendment shall be effective immediately prior to Closing and the Parties acknowledge and agree that the Closing Date shall be August 25, 2011.

3.           Acknowledgement of Designated Cash Increase.  Pursuant to Section 3.3(f) of the Agreement, the Equityholders hereby designate an amount equal to $500,000, which shall (as set forth in the definition of Applicable Cash Amount), increase, dollar for dollar, the Closing Payment Cash Consideration and decrease the Closing Payment Stock Consideration payable or issuable to the Equityholders pursuant and subject to the terms of the Agreement.

4.           Binding Effect.  This Amendment shall be binding upon and inure solely to the benefit of each party to the Agreement and its successors and permitted assigns.

5.           Severability.  In the event that any provision of this Amendment is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Amendment shall remain in full force and effect.

6.           Integration.  The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein.  In the event of any variation or inconsistency between any provision contained in this Amendment and any provision contained in the Agreement, the provision contained herein shall govern.  All references in the Agreement or any other agreements, instruments and documents executed and delivered in connection therewith to the “Agreement” shall be deemed to refer to the Agreement as amended hereby.

7.           Governing Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

8.           No Other Amendments.  Except as expressly amended or modified hereby, the terms and conditions of the Agreement shall continue in full force and effect.

9.           Counterparts.  This Amendment may be executed by the Parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.  The exchange of a fully executed Amendment (in counterpart or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, or have executed this Amendment in their individual capacities, as applicable, as of the date first above written.

PARENT:
HAMPSHIRE GROUP, LIMITED

By /s/ Heath L. Golden
      Name: Heath L. Golden
      Title:   Chief Executive Officer

MERGER SUB:
RG MERGER SUB, S.A.

By /s/ Heath L. Golden
      Name: Heath L. Golden
      Title:   Chief Executive Officer

COMPANY:
RIO GARMENT S. DE R.L.

By /s/ David Gren
      Name: David Gren
      Title:   President

EQUITYHOLDERS’ REPRESENTATIVE:

BGY II, LLC

/s/ Paul Buxbaum
      Name:  Paul Buxbaum
      Title: Member

Schedule 3.4(e)